SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE TO
(Rule 13e-4)
Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934
(Amendment No. 4)
Mindspeed Technologies, Inc.
(Name of Subject Company (issuer))
Mindspeed Technologies, Inc.
(Name of Filing Person (Offeror))
Options to Purchase Common Stock, Par Value $0.01 Per Share, of Mindspeed Technologies, Inc.
(Title of Class of Securities)
602682205
(CUSIP Number of Class of Securities)
Brandi R. Steege
Vice President, Legal, and Secretary
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660
(949) 579-3000
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of Filing Person)
Copy to:
Robert M. Mattson, Jr.
Michael T. Frank
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California, 94304
CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE
$6,513,486	$363.45

*	Calculated solely for the purpose of determining the amount of the filing fee. This amount assumes that options to purchase 902,698 shares of common stock, par value $0.01 per share, of Mindspeed Technologies, Inc. having an aggregate value of $6,513,486 will be cancelled pursuant to this offer. The aggregate value of the options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals .00005580 times the transaction valuation or $55.80 per $1,000,000 of the transaction value.

☑	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: $5,414
Form or Registration No.: 333-123193
Filing Party: Mindspeed Technologies, Inc.
Date Filed: March 8, 2005
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

ITEM 12. EXHIBITS.
INDEX TO EXHIBITS
EX-99.(A)(1)
EX-99.(A)(18)

This Amendment No. 4 to the Schedule TO relates to an offer by the Company to eligible employees of the Company or its subsidiaries to exchange certain options (the “Old Options”) outstanding under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “LTIP”) and the Mindspeed Technologies, Inc. 2003 Stock Option Plan (the “SOP” and, with the LTIP, the “Plans”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for new stock options (the “New Options”) to purchase shares of the Common Stock, upon the terms and subject to the conditions described in the Offer to Exchange and the related Election Form. The New Options will be granted under the Plan under which the Old Option was originally granted and upon the terms and conditions described in the Offer to Exchange and the related Election Form attached hereto as Exhibits (a)(1) and (a)(2), respectively (the “Offer Documents”). The Offer Documents, as they may be amended from time to time, are referred to as the “Option Exchange Program.”
The information in the Offer Documents, including all schedules and annexes to the Offer Documents, which were previously filed with the Schedule TO, is incorporated herein by reference to answer the items required in this Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. Except as specifically set forth herein, this Amendment No. 4 does not modify any of the information previously reported on the Schedule TO.
ITEM 12. EXHIBITS.
Item 12 of the Schedule TO is hereby amended and supplemented to add or amend the following exhibits:
(a)(1)	Offer to Exchange dated April 10, 2009

(a)(18)	Form of Last Day E-mail to Eligible Option Holders

(a)(19)	The Company’s Current Report on Form 8-K dated April 8, 2009, filed with the Securities and Exchange Commission on April 14, 2009 (incorporated herein by reference)

(a)(20)	The Company’s Current Report on Form 8-K dated April 27, 2009, filed with the Securities and Exchange Commission on April 27, 2009 (incorporated herein by reference)

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 to the Schedule TO is true, complete and correct.

Date: May 15, 2009	Mindspeed Technologies, Inc.
	By:	/s/ Brandi R. Steege
Brandi R. Steege
Vice President, Legal, and Secretary

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

(a)(1)	Offer to Exchange dated April 10, 2009

(a)(2)*	Election Form

(a)(3)*	Form of Confirmation to Employees of Receipt of Election to Participate

(a)(4)*	Form of Confirmation to Employees of Receipt of Election to Withdraw

(a)(5)*	Form of E-mail to Eligible Option Holders

(a)(6)*	Form of Reminder E-mails to Eligible Option Holders

(a)(7)*	The Company’s Annual Report on Form 10-K for the year ended October, 3, 2008, filed with the Securities and Exchange Commission on December 16, 2008 (incorporated herein by reference)

(a)(8)*	The Company’s Quarterly Report on Form 10-Q for the quarter ended January 2, 2009, filed with the Securities and Exchange Commission on February 10, 2009 (incorporated herein by reference)

(a)(9)*	The Company’s Current Report on Form 8-K dated January 12, 2009, filed with the Securities and Exchange Commission on January 16, 2009 (incorporated herein by reference)

(a)(10)*	The Company’s Current Report on Form 8-K dated January 30, 2009, filed with the Securities and Exchange Commission on February 5, 2009 (incorporated herein by reference)

(a)(11)*	The Company’s Current Report on Form 8-K dated February 2, 2009, filed with the Securities and Exchange Commission on February 2, 2009 (incorporated herein by reference)

(a)(12)*	The Company’s Current Report on Form 8-K dated March 10, 2009, filed with the Securities and Exchange Commission on March 13, 2009 (incorporated herein by reference)

(a)(13)*	The Company’s Current Report on Form 8-K dated March 16, 2009, filed with the Securities and Exchange Commission on March 18, 2009 (incorporated herein by reference)

(a)(14)*	The Company’s Current Report on Form 8-K dated March 24, 2009, filed with the Securities and Exchange Commission on March 30, 2009 (incorporated herein by reference)

(a)(15)*	Financial Results for the Second Fiscal Quarter of 2009 Ended April 3, 2009

(a)(16)*	Amendment to Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Stock Option Grants

(a)(17)*	Form of E-mail Announcing Extension of Offer to Exchange

(a)(18)	Form of Last Day E-mail to Eligible Option Holders

(a)(19)	The Company’s Current Report on Form 8-K dated April 8, 2009, filed with the Securities and Exchange Commission on April 14, 2009 (incorporated herein by reference)

(a)(20)	The Company’s Current Report on Form 8-K dated April 27, 2009, filed with the Securities and

EXHIBIT
NUMBER	DESCRIPTION

Exchange Commission on April 27, 2009 (incorporated herein by reference)

(b)	Not Applicable

(d)(1)*	Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan, as amended and restated as of January 19, 2009 (incorporated herein by reference to the Company’s Current Report on Form 8-K dated March 10, 2009, filed with the Securities and Exchange Commission on March 13, 2009)

(d)(2)*	Form of Stock Option Award under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan

(d)(3)*	Stock Option Terms and Conditions under the Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan

(d)(4)*	Mindspeed Technologies, Inc. 2003 Stock Option Plan, as amended and restated on January 22, 2009 (incorporated herein by reference to Appendix C of the Company’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on January 29, 2009)

(d)(5)*	Form of Stock Option Award under the Mindspeed Technologies, Inc. 2003 Stock Option Plan

(g)	Not applicable

(h)	Not applicable

*	Previously Filed

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